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                                                                   EXHIBIT 10.31

                          [QUALITY DISTRIBUTION LOGO]

Thomas L. Finkbiner
Chief Executive Officer


Mr. Keith Margelowsky
5718 South 166th Street
Omaha, Nebraska 68135

                                                               February 10, 2000

Dear Keith,

Thank you for taking the time to visit us twice in the last three weeks. I hope that we were able to give you all the information that you need to evaluate this opportunity.

I am pleased to offer you the position of Senior Vice President, Performance Planning for Quality Distribution reporting to me. We have covered your duties and responsibilities at our two other meetings, however, I would be glad to go over them one more time either verbally or in writing.

We are able to offer you a starting salary of $150,000 per year with a bonus potential of 41.5%. In addition, we are able to offer you options for 10,000 shares of Quality Distribution stock at a current price of $40 per share. You are eligible for four weeks of vacation per year. Medical and fringe benefits for you and your family are standard company benefits and are effective on the first day of your employment. I believe that you have the specific information on those benefits. Finally, we are offering a care allowance of $638 per month. With regards to your e-mail question, tax in withheld from car allowances.

During your relocation period the company will pick up six months of transitional living expenses if necessary, as well as allow you one trip back to your residence in Omaha every other weekend. Movement of household goods and coverage of customary real estate fees are standard, however, if you are able to sell your home without the cost of a real estate agent the Company will split to savings with you on a 50% basis.

I would personally really look forward to working with you again in this new endeavor. I believe that I have given you an idea of the risks and rewards and would value your assistance and advice in making this a first class transportation company.

Respectfully,



Thomas L. Finkbiner
President and Chief Executive Officer


                  3802 Corporex Park Drive  -  Tampa, FL 33619
                    Phone 813-630-5826  - Fax 813-630-2907

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MEMO

TO:      Keith Margelowsky

CC:      Personnel File

FROM:    Tom Finkbiner

DATE:    April 10, 2000

RE:      Severance Provision of Employment Offer Letter

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This memo is part of your employment offer letter, which shall be kept in your personnel file and is a part of your employment offer from the company. The following is the company's commitment to you on the issue of severance and upon your acceptance of employment with the company will be placed in force:

Your employment will commence as of the Hire Date and continue until the second anniversary of the Hire Date and year to year thereafter, unless either party provides written notice at least 90 days prior to the end of the term. The Company reserves the right to terminate your employment at any time with or without "cause" (as defined below) and you reserve the right to terminate your employment with "good reason" (as defined below), provided that if the Company terminates your employment without "cause" or you terminate your employment with "good reason" the Company will pay you (a) your then current base salary for one year after such termination and you shall be entitled during such time to the continuation of health, medical and other benefits. If the Company terminates your employment for "cause" or you terminate your employment other than for "good reason" you shall not be entitled to any further payments (except for any accrued but unpaid amounts due) or benefits, effective immediately upon such termination.

For purposes of this Employment Offer, "cause" means (i) a good faith finding by the Board of Directors of the Company (or a committee thereof) of your failure to satisfactorily perform your assigned duties for the Company as a result of your material dishonesty, gross negligence or intentional misconduct, or (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you, to any crime involving moral turpitude or any felony. For purposes of this Employment Offer, "good reason" means a material diminution in your duties and responsibilities caused by the Company, a material breach by the Company of its compensation and benefit obligations under this Employment offer, or an involuntary relocation by more than 50 miles from Tampa, Florida.


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